BRF S.A.

Publically-Held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Registered Company Identification Number) 42.300.034.240

CVM (Brazilian Securities and Exchange Commission) Number 1629-2

Minutes of the 3rd Ordinary Meeting of the Board of Directors

Held on April 28, 2016

1.           Date, Time and Place: Held on April 28, 2016, at 14:00 at the office of BRF S.A. (“Company”) located at Rua Hungria, Nº 1.400, 5th floor, Room 5F, in São Paulo City, São Paulo state.

2.           Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Attendance: The meeting was called and duly held within the terms of Section 21 of the Company´s Bylaws and with the presence of the majority of the members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: The following matters were discussed: 4.1. Approval of the financial statements of the Company related to the first quarter of 2016; 4.2. Approval of EY contracting for 2016; 4.3. Ratification of the Reference Value based on the financial statements of December 31, 2015; and 4.4. Extraordinary grant of stock options issued by the Company.

5.           Decisions: The Board of Directors members made the following decisions, taken unanimously and without any reservations:

5.1.      In accordance with the recommendations of the Company’s Fiscal Council and Audit Committee, after analysis and discussion, approved the financial statements of the Company related to the first quarter of 2016, together with the management report, explanatory notes and the opinions of the independent auditors.

5.2.      Within the terms of Article 23, (viii), of Company’s Bylaws, and in accordance with the Audit Committee’s recommendation, approved the hiring of Ernst & Young for the independent auditing of the financial statements of the Company and its subsidiaries, related to the fiscal year that will end on December 31, 2016, except with respect to the Argentinian subsidiaries, which will be defined in due course.

BRF S.A.

Publically-Held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Registered Company Identification Number) 42.300.034.240

CVM (Brazilian Securities and Exchange Commission) Number 1629-2

Minutes of the 3rd Ordinary Meeting of the Board of Directors

Held on April 28, 2016

5.3.      Within the terms of Article 23, first paragraph, of Company’s Bylaws, ratified the amount of R$ 13,835,853 thousand as the Reference Value for the fiscal year of 2016. The above-mentioned amount will be valid until the determination of the Company’s aggregate net equity amount related to the fiscal year that will end on December 31, 2016.

5.4.      Approved the grant of stock options issued by the Company, representing one point seven percent (1.07%) of its share capital, equivalent to eight million, seven hundred and twenty-four thousand, seven hundred and thirty-three (8,724,733) shares, under the Stock Option Plan approved by the Company’s Ordinary and Special Shareholders’ Meeting, held on April 8, 2015 (the "Plan"), as well as the material presented at the meeting, which shall be filed at the Company’s headquarters. It is established that the share beneficiaries shall execute the Stock Option Agreement with the Company ("Stock Option Agreement"), under the Clause 5.3 of the Plan, taking into consideration, for purposes of fixing the strike price, the present date as the date of grant of the stock options. The strike price shall be R$ 56.00 per share, as per Clause 7.1 of the Plan. Pursuant to article 171, paragraph 3 of the Law No. 6.404/76, as amended, and Clause 6.3 of the Plan, the Company’s shareholders shall not have any preemptive right in the grant or strike of the stock option made by means of the Stock Option Agreement.

The Company´s Directors are hereby authorized to carry out all and any acts and sign all and any documents needed to implement the decisions now approved.

6.           Documents Filed with the Company: The documents related to the items on the agenda which affect the decisions taken by the members of the Board of Directors and/or the information provided during this meeting will be filed in the Company´s headquarters.

7.           Approval and Signature of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended, while the present minutes were drawn up in summary form, and then read, approved and signed by everyone present. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack Trisotto – Secretary. Members: Messieurs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

BRF S.A.

Publically-Held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Registered Company Identification Number) 42.300.034.240

CVM (Brazilian Securities and Exchange Commission) Number 1629-2

Minutes of the 3rd Ordinary Meeting of the Board of Directors

Held on April 28, 2016

I hereby certify that the present minutes are an accurate copy of the original which is filed in Book No. 5, pages 54 to 56, of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary